Cash Dividend Increased by 12.5% at United Security Bancshares

67th Consecutive Quarterly Cash Dividend Declared

FRESNO, CA -- 06/30/2005 -- Dennis R. Woods, President and Chief Executive Officer of United Security Bancshares (NASDAQ: UBFO), reported that the Board of Directors on June 28, 2005 declared a quarterly cash dividend of $0.18 per share, to shareholders of record on July 8, 2005, payable on July 20, 2005.

The dividend of $0.18 per share is up $0.02 from the July 2004 quarterly dividend of $0.16, a 12.5% increase. This dividend marks the 67th consecutive quarterly cash dividend paid to shareholders since inception.

Woods added, "The Board of Directors, after reviewing the continued strong earnings of the Company, voted unanimously on the dividend. We've been extremely pleased with the results for the first half and the prospects for the full year."

United Security Bancshares is a $600 + million bank holding company and United Security Bank, a state banking corporation, is its primary subsidiary. United Security Bancshares stock is available through The Siedler Admen Securities Inc. (contact Troy Norlander at 1-800-288-2811), Howe Barnes Investments Inc. (contact Mike Hedrei at 1-800-800-4693), Hoefer & Arnett (contact Dave Bonaccorso at 1-800 346 5544 ext. 723) or Hill Thompson, Magid & Co. (contact Jason Biggerstaff 1-800-631-3083) as well as other firms, and trades under the symbol "UBFO."

This press release may include forward-looking statements that involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those in the forward-looking statements. Those factors include fluctuations in interest rates, inflation, government regulations, the progress of integrating acquisitions and economic conditions and competition in the geographic and business areas in which the Company conducts its operations. The Company undertakes no obligation to revise or update these forward-looking statements.

Contact:
Dennis Woods
559-248-4928